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               ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                      GUARANTEED ANNUITY PAYOUT ("GAP") RIDER

OVERVIEW:

The GAP Rider ("Rider") is an optional rider you have selected. It guarantees a minimum level of income at the time of annuitization provided you annuitize in accordance with the provisions of the Rider.

Definitions:

"GAP Effective Date" - the date on which the Rider is effective. If the Rider is selected at issue or within the 30-day period immediately following issue, the "GAP Effective Date" is the contract or policy issue date. If the Rider is selected on a contract anniversary or within the 30-day period immediately following the contract anniversary, the "GAP Effective Date" is that contract anniversary. If the Rider is selected at any other time, the "GAP Effective Date" is the next contract anniversary following the date of selection of the Rider.

"GAP Effective Annual Yield" - [5%]

"GAP Initial Payment Amount" - the Accumulated Value on the "GAP Effective
Date."

"GAP Waiting Period" - the [10]-year period which begins on the "GAP Effective Date." The Rider can only be exercised after the expiration of the "GAP Waiting Period" and during a "GAP Benefit Window."

"[10]-Year GAP Rider Annual Percentage Rate" - [.25%]

"GAP Benefit Window" - the 30-day period during which the GAP can be exercised. The "GAP Benefit Window" always begins on a contract anniversary. The first "GAP Benefit Window" begins on the contract anniversary immediately following the "GAP Waiting Period."

APPLICABILITY:

This Rider is part of the contract to which it is attached and is effective on the "GAP Effective Date." The GAP can be exercised only when the Owner elects to annuitize under each of the following conditions:

     (a)  during a "GAP Benefit Window;"
     (b)  under a fixed annuity option involving a life contingency; and
     (c) at the guaranteed annuity purchase rates specified under the Annuity Option Tables in your contract.

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BENEFIT:

When the Rider is exercised, the GAP Benefit Base is the value annuitized. On each contract anniversary, commencing with the "GAP Effective Date," the GAP Benefit Base is determined. The GAP Benefit Base is equal to the greatest of the following:

     (a)  the then current Accumulated Value;
     (b) the "GAP Initial Payment Amount" accumulated daily at the "GAP Effective Annual Yield" starting on the "GAP Effective Date" plus gross payments (1) accumulated daily at the "GAP Effective Annual Yield" starting on the Effective Valuation Date (2) of each gross payment, reduced proportionately to reflect withdrawals; and
     (c) the GAP Benefit Base on the previous contract anniversary, increased for subsequent payments and decreased proportionately for subsequent withdrawals.

For each withdrawal described in (b) and (c) above, the proportionate reduction is calculated by multiplying the (b) or (c) value determined immediately prior to the withdrawal by the following fraction:

                              Amount of the withdrawal
                              ------------------------
          Accumulated Value determined immediately prior to the withdrawal

The GAP Benefit Base does not create an Accumulated Value. It is used solely for annuitization purposes to determine the value of the income stream.


CHARGE FOR BENEFITS:

From the "GAP Effective Date" until the date the Rider is terminated, the Company will assess a monthly rider charge which will be deducted Pro Rata
(3) on the last day of each month and on the date the Rider terminates. The charge will be equal to the Accumulated Value on such date multiplied by 1/12th of the "[10]-Year GAP Rider Annual Percentage Rate."

TERMINATION:

This Rider will terminate on the earliest of the following dates:

     (a)  the date the Owner elects to annuitize;
     (b)  the date a death benefit is payable;
     (c)  surrender of the contract; or
     (d) receipt of the Owner's Written Request to terminate the Rider. The Owner may terminate the Rider anytime after the end of the 7-year period beginning on the "GMIB Effective Date." The rider may be terminated prior to the end of such 7-year period only if such termination occurs on a contract anniversary or within 30 days thereafter and in conjunction with the Owner's exercise of the "Repurchase Option," described below.

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(1)  "Gross payments," if not defined in your contract, includes any "gross
     Elective Payments."

(2) "Effective Valuation Date," if not defined in your contract, means the Valuation Date coincident with or next following the date of the Company's receipt of the payment.

(3) "Pro Rata," if not defined in your contract, means that the withdrawal is deducted from the Accumulated Value of each account in the same proportion as such value bears to the total policy/contract value.

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REPURCHASE OPTION:

If an Owner terminates the Rider on a contract anniversary or within 30 days thereafter, the Owner may purchase another GAP Rider, at its then current price, only if on the date of termination 1) a GAP Rider is still being offered by the Company and 2) the Owner purchases a GAP Rider, with a "GAP Waiting Period" equal to or longer than the "GAP Waiting Period" for this Rider. For purposes of determining the "GAP Effective Date" of the new GAP Rider, the date of termination of this Rider will be considered to be the date of selection of the new GAP Rider.



                     Signed for the Company at Dover, Delaware.




                   President                          Secretary




End3259.98



9-98-29